Exhibit 10.3

FOOT LOCKER 2007 STOCK INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

1. Purpose.

The purpose of the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014) (the “Plan”) is to align the interests of officers, other employees and nonemployee directors, of Foot Locker, Inc. and its subsidiaries (collectively, the “Company”) with those of the shareholders of Foot Locker, Inc. (“Foot Locker”); to reinforce corporate, organizational and business development goals; to promote the achievement of year to year and long range financial and other business objectives; and to reward the performance of individual officers, other employees and nonemployee directors in fulfilling their personal responsibilities for long range achievements.

The Plan, in the form set forth herein, is effective as of May 21, 2014, subject to the requisite approval of the shareholders at Foot Locker’s 2014 annual shareholders’ meeting, and is an amendment and restatement of the Foot Locker 2007 Stock Incentive Plan (the “Initial Plan”), which was originally effective May 30, 2007 and was amended and restated as of May 19, 2010.

2. Definitions.

The following terms, as used herein, shall have the following meanings:

(a) “Account” means the total of the Interest Account and the Deferred Stock Unit Account to which a Nonemployee Director’s deferred Annual Retainer shall be credited. A separate Account shall be established with respect to the deferred Annual Retainer for each Plan Year.

(b) “Annual Retainer” shall mean the annual retainer payable for services on the Board as a Nonemployee Director, in any capacity, including the annual retainer payable to a Nonemployee Director for service as a committee chair. Annual Retainer shall not include expense reimbursements, meeting attendance fees, amounts realized upon the exercise of Options, or any other amount paid to a Nonemployee Director.

(c) “Appreciation Award” shall mean any Award under the Plan of any Option, SAR or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Stock in excess of an amount equal to at least the Fair Market Value of the Stock on the date such Other Stock-Based Award is granted.

(d) “Award” shall mean any Option, Restricted Stock, SAR, Stock Unit or Other Stock-Based Award granted pursuant to the Plan.

(e) “Award Agreement” shall mean any written agreement, contract, or other instrument or document between Foot Locker and a Participant evidencing an Award.

(f) “Beneficiary” shall mean the individual designated by the Participant, on a form acceptable to the Committee, to receive benefits payable under the Plan in the event of the Participant’s death. If no Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate, or with respect to an applicable Award, the person given authority to exercise such Award by his or her will or by operation of law. Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to the Participant’s death. Notwithstanding the foregoing, no Beneficiary designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death.

(g) “Board” shall mean the Board of Directors of Foot Locker.

(h) “Cause” shall mean, with respect to a Termination of a Participant other than a Nonemployee Director, (i) in the case where there is no employment agreement between the Company and the Participant, or where there is an employment agreement, but such agreement does not define cause (or words of like import), termination due to a Participant’s dishonesty, fraud, material insubordination or refusal to perform for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company, or (ii) in the case where there is an employment agreement between the Company and the Participant, termination that is or would be deemed to be for cause (or words of like import) as defined under such employment agreement. With respect to a Termination of a Nonemployee Director, “cause” shall mean an act or failure to act that constitutes cause for removal of a director under applicable New York law.

(i) “Change in Control” shall mean, for Awards granted prior to May 21, 2014, the earliest to occur of the following:

(1) (i) solely with respect to an Award granted prior to the date of Foot Locker’s 2010 annual shareholders’ meeting, the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (other than Foot Locker or its subsidiaries) for shares of Stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of Foot Locker’s then issued and outstanding voting securities; (ii) the consummation of a merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (A) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (iii) below; (iii) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing twenty percent (20%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person acting in concert as of the date of the Plan; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (iii) to an amount not exceeding forty percent (40%); or (iv) the approval by the shareholders of Foot Locker of any plan or proposal for the complete liquidation or dissolution of Foot Locker or solely with respect to an Award granted prior to the date of Foot Locker’s 2010 annual shareholders’ meeting, the approval by the shareholders of Foot Locker for the sale of all or substantially all of the assets of Foot Locker; or

(2) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (1)) whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

For Awards granted on or after May 21, 2014, the term “Change in Control” shall mean any of the following:

(A) the consummation of a merger or consolidation of Foot Locker with, or the sale or disposition of all or substantially all of the assets of Foot Locker to, any Person other than (a) a merger or consolidation which would result in the voting securities of Foot Locker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Foot Locker or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of Foot Locker (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of Foot Locker representing thirty-five percent (35%) or more of the total combined voting power of Foot Locker’s then issued and outstanding voting securities by any Person (other than Foot Locker or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of Foot Locker, or any company owned, directly or indirectly, by the shareholders of Foot Locker in substantially the same proportions as their ownership of Stock) acting in concert; or

(C) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by Foot Locker’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Notwithstanding anything herein to the contrary, for Awards that are subject to Section 409A of the Code, the Committee may, in its sole discretion, prescribe in an applicable Award Agreement or other written agreement approved by the Committee, an alternative definition of “Change in Control” that is intended to satisfy the requirements of Section 409A of the Code and, to the extent required by Section 409A of the Code, provides that a Change in Control shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Committee” shall mean the Compensation and Management Resources Committee of the Board, or a subcommittee thereof, appointed from time to time by the Board, which committee or subcommittee shall be intended to consist of two (2) or more non-employee directors, each of whom shall be a “non-employee director” as defined in Rule 16b-3, an “outside director” as defined under Section 162(m) of the Code, and an “independent director” as defined under Section 303A.02 of the NYSE Listed Company Manual or such other applicable stock exchange rule. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of the awards, grants, interpretations or other actions of the Committee. With respect to the application of the Plan to Nonemployee Directors, the Committee shall refer to the Board. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

(l) “Company” shall mean, collectively, Foot Locker and its successors by operation of law and all of its subsidiaries now held or hereafter acquired.

(m) “Deferral Agreement” shall mean an irrevocable agreement entered into between a Nonemployee Director and the Company to authorize the Company to reduce the amount of the Nonemployee Director’s Annual Retainer and credit the amount of such reduction to the Plan consistent with the requirements of Section 409A of the Code. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Company or the Board, including without limitation:

(1) the dollar amount of the cash component and the stock component of the Annual Retainer to be deferred or the amount to be deferred in whole percentages;

(2) the amount of Deferred Annual Retainer to be credited to the Interest Account and to the Deferred Stock Unit Account;

(3) the form of payment in which the Nonemployee Director’s distribution from his Deferred Stock Unit Account shall be distributed pursuant to Section 11(f); and

(4) any provisions which may be advisable to comply with applicable laws, regulations, rulings, or guidelines of any government authority.

A Deferral Agreement, once made, shall be irrevocable in all respects. A Deferral Agreement may, to the extent permitted by the Board and by applicable law, be made by paper or electronic means.

(n) “Deferral Period” shall mean, with regard to the Nonemployee Director’s Deferred Annual Retainer for each Plan Year in which a Deferral Agreement is in effect, the period commencing upon the effective date of a deferral election and ending on date of the Participant’s Termination.

(o) “Deferred Annual Retainer” shall mean the amount of Annual Retainer deferred by a Nonemployee Director pursuant to Section 11.

(p) “Deferred Stock Unit” shall mean a Stock Unit that is deferred pursuant to Section 11.

(q) “Deferred Stock Unit Account” shall mean an account established and maintained by the Company for each Nonemployee Director who receives Stock Units under the Plan.

(r) “Disability” shall mean a disability which would qualify as such under Foot Locker’s Long Term Disability Plan. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” of a share of Stock shall mean, as of any date, the closing price of a share of such Stock as reported for such date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock was not traded on the New York Stock Exchange on such date, the “Fair Market Value” of a share of Stock as of such date shall be the closing price of a share of such Stock as reported on said Composite Tape on the next preceding date on which such trades were reported on said Composite Tape.

(u) “Foot Locker” shall mean Foot Locker, Inc., a New York corporation, or any successor corporation by operation of law.

(v) “Good Reason” shall mean, with respect to the Termination of a Participant other than a Nonemployee Director, a termination due to “good reason” (or words of like import), as specifically provided in an employment agreement between the Company and the Participant.

(w) “Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(x) “Interest Account” shall mean a hypothetical investment account bearing interest at the rate of one hundred and twenty percent (120%) of the applicable federal long-term rate, compounded annually, and set as of the first day of each Plan Year.

(y) “Key Employee” shall mean a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, and as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code.

(z) “Nonemployee Director” shall mean a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company.

(aa) “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(bb) “Option” shall mean the right, granted pursuant to the Plan, of a holder to purchase shares of Stock under Sections 6 and 7 hereof at a price and upon the terms to be specified by the Committee.

(cc) “Other Stock-Based Award” shall mean an award, granted pursuant to the Plan, that is valued in whole or in part by reference to, or is payable in or otherwise based on Stock.

(dd) “Participant” shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein, or a Nonemployee Director.

(ee) “Plan” shall mean the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014).

(ff) “Plan Year” shall mean Foot Locker’s fiscal year, except that for purposes of Section 11 hereof, the Plan Year shall mean the calendar year.

(gg) “Restricted Stock” shall mean any shares of Stock issued to a Participant, without payment to the Company to the extent permitted by applicable law, pursuant to Section 8(a) of the Plan.

(hh) “Restriction Period” shall have the meaning set forth in Section 8(b)(4).

(ii) “Retirement” shall mean: (A) the Termination of a Participant other than a Nonemployee Director, following attainment of (1) Normal Retirement Age or, if earlier, Early Retirement Date, as such terms are defined in the Foot Locker Retirement Plan, if such Participant is a member of such plan or any successor plan thereto or any other tax-qualified, tax-registered or tax-favored retirement plan or scheme sponsored or maintained by any member of the Company, or (2) his or her 65th birthday, if such Participant is not a member of any such plan, or (B) the Termination of a Nonemployee Director pursuant to Foot Locker’s retirement policy for directors or, with the consent of the Board, provided that the exercise of such discretion does not make the applicable Award subject to Section 409A of the Code, before age 72 but after age 65.

(jj) “Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(kk) “SAR” shall mean a tandem or freestanding stock appreciation right, granted to a Participant under Section 6(a)(7) or 6(b), as the case may be, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(ll) “Stock” shall mean shares of common stock, par value $.01 per share, of Foot Locker.

(mm) “Stock Option and SAR Program” shall mean the program set forth in Section 6 hereof.

(nn) “Stock Payment Date” shall mean July 1 (or if such date is not a business day, the next succeeding business day) in any calendar year.

(oo) “Stock Unit” shall mean the equivalent of one share of Stock.

(pp) “Ten Percent Shareholder” shall mean a Participant who, at the time an Incentive Stock Option is to be granted to such Participant, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent corporation or subsidiary corporation within the meaning of Code Sections 424(e) or 424(f), respectively.

(qq) “Termination” shall mean: (1) a termination of service for reasons other than a military or personal leave of absence granted by the Company or a transfer of a Participant from or among the Company and a parent corporation or subsidiary corporation, as defined under Code Sections 424(e) or 424(f), respectively, or (2) when a subsidiary, which is employing a Participant, ceases to be a subsidiary corporation, as defined under Section 424(f) of the Code. Notwithstanding the foregoing, with respect to any Award or amount subject to the requirements of Section 409A of the Code, a Termination will not occur until the Participant has a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, unless otherwise specified in an employment agreement or other agreement, a Termination will not occur until the Participant is no longer an officer, employee and Nonemployee Director.

(rr) “Transfer” or “Transferred” or “Transferable” shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer.

(ss) “Valuation” shall mean valuation of a Deferred Stock Unit based on changes in the Fair Market Value of the Stock, as determined by the Board or the Administrator pursuant to the Plan.

(tt) “Valuation Date” shall mean the day of any Plan Year on which a Nonemployee Director’s Deferral Period ends.

3. Administration.

(a) The Committee. The Plan shall be administered and interpreted by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted and the number of shares of Stock to which an Award may relate; to determine the terms, conditions, restrictions and performance criteria, not inconsistent with the terms of the Plan, relating to any Award (including, but not limited to, the share price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture or waiver thereof, based on such factors, if any, as the Committee shall determine in its sole discretion); to determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside the Plan; to determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered (provided that in no event shall the foregoing be construed to permit the repricing of an Option or SAR (whether by amendment, cancellation and regrant or otherwise) to a lower exercise price); to make adjustments in recognition of unusual or non recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to determine whether to require, as a condition of the granting of any Award, a Participant to not sell or otherwise dispose of Stock acquired pursuant to the exercise of an Option or Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Option or Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Subject to Section 12(f) hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of both Rule 16b-3 and Section 162(m) of the Code. The Committee may adopt special guidelines for persons who are residing in, or subject to taxes of, countries other than the United States to comply with applicable tax and securities laws.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final, conclusive and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

(b) Designation of Consultants/Liability. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to this Section 3(b) shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no current or former officer of the Company or current or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance, each current or former officer and each current or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the current and former officers and current and former members of the Committee and of the Board may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or Subsidiary. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

4. Eligibility.

Awards may be granted to officers, other employees and Nonemployee Directors of the Company in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Notwithstanding the foregoing, Incentive Stock Options may not be granted to Nonemployee Directors.

5. Stock Subject to the Plan; Limitation on Grants.

(a) The maximum number of shares of Stock reserved for issuance pursuant to the Plan or with respect to which Awards may be granted shall be fourteen million (14,000,000) shares, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Solely with respect to Awards granted on or after the date of Foot Locker’s 2010 annual shareholders’ meeting, any shares of Stock that are subject to Restricted Stock or Other Stock-Based Awards that are not Appreciation Awards shall be counted against this limit as two and one-half (2.5) shares for every one share granted; provided, however, that the foregoing shall not apply to payments made to Nonemployee Directors in connection with their Annual Retainer in Stock in accordance with Section 10 or Deferred Stock Units pursuant to Section 11 (collectively, “Director Awards”), in which case each share subject to Director Awards shall be counted against this limit as one share for every one share granted. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, solely with respect to Awards other than Director Awards that are granted on or after the date of Foot Locker’s 2010 annual shareholders’ meeting, if any shares of Stock that are subject to Restricted Stock or Other Stock-Based Awards that are not Appreciation Awards are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares to the Participant, two and one-half (2.5) shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. The number of shares of Stock available for the purpose of Awards under the Plan shall be reduced by: (i) the total number of Options or SARs exercised, regardless of whether any of the shares of Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement; and (ii) any shares of Stock used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Option exercises to repurchase shares of Stock on the open market for reuse under the Plan. Awards that may be settled solely in cash shall not be deemed to use any shares of Stock which may be issued under the Plan. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Stock are issued under the Plan, such shares shall not be issued for a consideration which is less than as permitted by applicable law.

(b) With respect to Options and SARs, the maximum number of shares of Stock subject to Awards of Options or SARs which may be granted under the Plan to each Participant shall not exceed one million five hundred thousand (1,500,000) shares (subject to any adjustment as provided herein) during each fiscal year of the Company during the entire term of the Plan. Solely with respect to Restricted Stock and Other Stock-Based Awards that are intended to be “performance-based” compensation under Section 162(m) of the Code, the maximum number of shares of Stock subject to Awards of Restricted Stock or Other Stock-Based Awards which may be granted under the Plan to each Participant shall not exceed one million five hundred thousand (1,500,000) shares (subject to any adjustment as provided herein) during each fiscal year of the Company during the entire term of the Plan.

(c) The maximum number of shares of Stock subject to any Award of Options, Restricted Stock, SARs or Other Stock-Based Awards which may be granted under the Plan during each fiscal year of the Company to each Nonemployee Director shall be fifty thousand (50,000) shares (subject to any adjustment as provided herein).

(d) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of Foot Locker to make or authorize any adjustment, recapitalization, reorganization or other change in Foot Locker’s capital structure or its business, any merger or consolidation of the Company or any part thereof, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Stock, the dissolution or liquidation of the

Company or any part thereof, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(e) In the event of any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, Stock split, reverse Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, reclassification of any capital stock, issuance of warrants or options to purchase Stock or securities convertible into Stock, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall in good faith make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code; and provided, further, that, with respect to Nonqualified Stock Options, such adjustment shall be made in accordance with Treasury Regulation § 1.409A-1.

(f) Fractional shares of Stock resulting from any adjustment in Options and other Awards pursuant to this Section shall be aggregated until, and eliminated at, the time of exercise by rounding down for fractions less than one half (½) and rounding up for fractions equal to or greater than one half (½). No cash settlements shall be made with respect to fractional shares of Stock eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Option or other Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(g) In the event of a merger or consolidation in which Foot Locker is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of Foot Locker’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all of Foot Locker’s assets (all of the foregoing being referred to as “Acquisition Events”), then the Committee may, in its sole discretion, terminate all outstanding Options and/or any Award, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each Participant shall have the right to exercise in full all of his or her Options and Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Option or Award Agreements) but contingent on occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void.

6. Stock Option and SAR Program for Participants other than Nonemployee Directors.

No Option or freestanding SAR shall be granted to a Nonemployee Director pursuant to this Section 6. Each Option or freestanding SAR granted pursuant to this Section 6 shall be evidenced by an Award Agreement, in such form and containing such terms and conditions as the Committee shall from time to time approve, which Award Agreement shall comply with and be subject to the following terms and conditions, as applicable:

(a) Stock Options.

(1) Number of Shares. Each Award Agreement shall state the number of shares of Stock to which the Option relates.

(2) Type of Option. Each Award Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of exercise or otherwise), such Option or portion thereof which does not qualify, shall constitute a separate Nonqualified Stock Option.

(3) Option Price. Except as set forth in Section 6(a)(8)(ii) herein relating to Incentive Stock Options granted to a Ten Percent Shareholder, each Award Agreement shall state the Option price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant. The Option price shall be subject to adjustment as provided in Section 5 hereof. The date on which the Committee adopts a resolution expressly granting an option shall be considered the date on which such Option is granted.

(4) Method and Time of Payment. The Option price shall be paid in full, at the time of exercise, as follows: (i) in cash or by check, bank draft or money order payable to the order of Foot Locker, (ii) a cashless exercise through a broker (in accordance with a methodology determined by the Committee and consistent with the Sarbanes-Oxley Act of 2002 and any other applicable law), (iii) in shares of Stock by means of a Stock Swap (as described below), or (iv) in a combination of cash and Stock. Options may contain provisions permitting the use of shares of Stock to exercise and settle an Option (“Stock Swaps”). With respect to Stock Swaps, shares of Stock that are used to exercise and settle an Option shall (i) be free and clear of any liens and encumbrances, (ii) be valued at the Fair Market Value on the date of exercise, and (iii) be on such other terms and conditions as may be acceptable to the Committee.

(5) Term and Exercisability of Options. Each Award Agreement shall provide that each Option shall become exercisable in substantially equal annual installments over a three-year period, beginning with the first anniversary of the date of grant of the Option, unless the Committee prescribes an exercise schedule of shorter or longer duration; provided, that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as set forth in Section 6(a)(8)(ii) herein, the exercise period shall be ten (10) years from the date of the grant of the Option or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 6(a)(6) hereof. An Option may be exercised, as to any or all full shares of Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the Option is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(6) Termination. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant are reduced, thereafter), upon a Participant’s Termination, Options granted to such Participant prior to such Termination shall remain exercisable following the effective date of such Termination as follows:

(i) Cause. If a Participant’s Termination is for Cause, all Options granted to such Participant shall be cancelled as of the effective date of such Termination.

(ii) Retirement, Termination for Good Reason or Disability. Upon a Participant’s Retirement, Termination for Good Reason or Disability, all Options granted to such Participant that are “deemed exercisable” (as defined in the following sentence) on the effective date of such Participant’s Retirement, Termination for Good Reason or Disability shall remain exercisable for a period of three (3) years following such effective date (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option). Those Options that are “deemed exercisable” on and after the effective date of a Participant’s Retirement, Termination for Good Reason or Disability, as provided above, shall consist of all unexercised Options (or portions thereof) that are immediately exercisable on such date plus those Options (or portions thereof) that would have become exercisable had such Participant not retired or had his employment not terminated until after the next succeeding anniversary of the date of grant of each such Option.

(iii) Other Terminations of Employment. If a Participant’s Termination by the Company is for any reason other than those described in subsections (i) or (ii) above, his “deemed exercisable” Options, which, for purposes of this subsection, shall mean all Options (or portions thereof) granted to such Participant that are immediately exercisable on the effective date of such Termination shall remain exercisable as follows: (A) if such Participant has ten (10) or more years of service with the Company, such period of service to be determined as of such effective date of termination, for a period of one year from the effective date of such Termination (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option), or (B) if a Participant has less than ten (10) years of service with the Company, for a period of three (3) months from the effective date of such Termination (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option).

(iv) Death.

(A) If a Participant dies during the applicable Option exercise period following the effective date of his Retirement, Disability or other Termination, as described in subsections (ii) or (iii) above, his Beneficiary shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his “deemed exercisable” Options, as described in such applicable subsection.

(B) If a Participant dies while employed by the Company, his Beneficiary shall have a period expiring on the date one year from the date of his death (or for such longer period as may be prescribed by the Committee, but in no event beyond the expiration date of such Option) within which to exercise his “deemed exercisable” Options, which shall consist of all unexercised Options (or portions thereof) that are immediately exercisable on such date of death plus those Options (or portions thereof) that would have become exercisable had such Participant not died until after the next succeeding anniversary of the date of grant of each such Option.

(7) Tandem Stock Appreciation Rights. The Committee shall have authority to grant a tandem SAR to the grantee of any Option under the Plan with respect to all or some of the shares of Stock covered by such related Option. A tandem SAR shall, except as provided in this paragraph (7), be subject to the same terms and conditions as the related Option. Each tandem SAR granted pursuant to the Plan shall be reflected in the Award Agreement relating to the related Option.

(i) Time of Grant. A tandem SAR may be granted either at the time of grant, or at any time thereafter during the term of the Option; provided, however that tandem SARs related to Incentive Stock Options may only be granted at the time of grant of the related Option.

(ii) Payment. A tandem SAR shall entitle the holder thereof, upon exercise of the tandem SAR or any portion thereof, to receive payment of an amount computed pursuant to paragraph (iv) below.

(iii) Exercise. A tandem SAR shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be Transferable except to the extent the related Option may be Transferable. A tandem SAR granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of Stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option. Upon the exercise of a tandem SAR, the related Option or part thereof to which such SAR relates, shall be deemed to have been exercised for the purpose of the limitations set forth in Section 5(a) of the Plan on the number of shares of Stock to be issued under the Plan.

(iv) Amount Payable. Upon the exercise of a tandem SAR, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a share of Stock on the date of exercise of such SAR over the price of the Option, by (B) the number of shares of Stock as to which such tandem SAR is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any tandem SAR by including such a limit at the time it is granted.

(v) Treatment of Related Options and Tandem SARs Upon Exercise. Upon the exercise of a tandem SAR, the related Option shall be cancelled to the extent of the number of shares of Stock as to which the tandem SAR is exercised and upon the exercise of an Option granted in connection with a tandem SAR, the tandem SAR shall be cancelled to the extent of the number of shares of Stock as to which the Option is exercised.

(vi) Method of Exercise. Tandem SARs shall be exercised by a Participant only by a written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the tandem SAR is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the tandem SAR and the related Option to the Secretary of Foot Locker, who shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant. For purposes of this paragraph (vi), the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(vii) Form of Payment. Payment of the amount determined under paragraph (iv) above may be made solely in whole shares of Stock in a number determined based upon their Fair Market Value on the date of exercise of the tandem SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Stock as the Committee deems advisable.

(viii) Limited SARs. The Committee may, in its sole discretion, grant tandem SARs or freestanding SARs either as general SARs or as limited SARs. Limited SARs may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

(8) Incentive Stock Options. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 6.

(i) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and all other Plans of the Company become exercisable for the first time by each Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that such aggregate Fair Market Value exceeds such one hundred thousand dollars ($100,000) limitation, such Options shall be treated as Options which are not Incentive Stock Options and shall be treated as Nonqualified Stock Options.

(ii) Ten Percent Shareholder. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

(iii) Exercise Following Termination. If an Eligible Employee does not remain employed by the Company, any parent corporation or subsidiary corporation (within the meaning of Code Sections 424(e) and 424(f), respectively) at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as a Nonqualified Stock Option.

(iv) Should either (i), (ii) or (iii) above not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of Foot Locker.

(b) Freestanding Stock Appreciation Rights.

The Committee shall have authority to grant a freestanding SAR which is not related to any Option. Freestanding SARs shall be subject to the following terms and conditions:

(1) Number of Shares. Each Award Agreement relating to freestanding SARs shall state the number of shares of Stock to which the freestanding SARs relate.

(2) Exercise Price. Each Award Agreement shall state the exercise price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock (to which the freestanding SARs relate) on the date of grant. The exercise price shall be subject to adjustment as provided in Section 5 hereof.

(3) Term and Exercisability of Freestanding SARs. Each Award Agreement shall provide the exercise schedule for the freestanding SAR as determined by the Committee, provided that the Committee shall have the authority to accelerate the exercisability of any freestanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the freestanding SAR or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in paragraph (b)(7) hereof. A freestanding SAR may be exercised, as to any or all full shares of Stock as to which the freestanding SAR has become exercisable, by written notice delivered in person or by mail to the Secretary of Foot Locker, specifying the number of shares of Stock with respect to which the freestanding SAR is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Secretary of Foot Locker receives such notification.

(4) Payment. A freestanding SAR shall entitle the holder thereof, upon exercise of the freestanding SAR or any portion thereof, to receive payment of an amount computed pursuant to paragraph (5) below.

(5) Amount Payable. Upon the exercise of a freestanding SAR, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a share of Stock on the date of exercise of such SAR over the exercise price of such SAR, by (ii) the number of shares of Stock as to which such freestanding SAR is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any freestanding SAR by including such a limit at the time it is granted.

(6) Form of Payment. Payment of the amount determined under paragraph (5) above may be made solely in whole shares of Stock in a number determined based upon their Fair Market Value on the date of exercise of the freestanding SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Stock as the Committee deems advisable.

(7) Termination. The terms and conditions set forth in Section 6(a)(6) hereof, relating to exercisability of Options in the event of Termination with the Company, shall apply equally with respect to the exercisability of freestanding SARs following Termination.

(c) No Rights to Dividends or Dividend Equivalents. Except as set forth in Section 5 hereof (relating to certain adjustments), a Participant shall have none of the rights of a shareholder (including the right to vote shares), and no dividends will be paid with respect to any Option or SAR, in each case prior to the date such Option or SAR is exercised and settled.

7. Stock Option Grants to Nonemployee Directors

(a) Number of Shares.

(1) Options shall be granted to Nonemployee Directors at such times, in such amounts and subject to such terms as may be determined by the Board in its sole discretion.

(2) In no event shall any Nonemployee Director receive more than one Option grant under the Plan in any fiscal year.

(b) Type of Option. Each Award Agreement granted to a Nonemployee Director under this Section 7 shall state that the Option constitutes a Nonqualified Stock Option not intended to qualify under Section 422 of the Code and shall have the following terms and conditions:

(1) Option Price. Each Award Agreement shall state the Option price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant.

(2) Method and Time of Payment. The Option price shall be paid in full, at the time of exercise, as follows: (i) in cash or by check, bank draft or money order payable to the order of Foot Locker, (ii) a cashless exercise through a broker (in accordance with a methodology determined by the Committee and consistent with the Sarbanes-Oxley Act of 2002 and any other applicable law), (iii) in shares of Stock by means of a Stock Swap, or (iv) in a combination of cash and Stock.

(3) Term and Exercisability of Options. Unless otherwise specified in the applicable Award Agreement, Options granted to Nonemployee Directors shall fully vest one year following the date of grant, provided that the holder of such Option is a Nonemployee Director on such date. Options shall be exercisable until the earlier of ten years from the date of grant or the expiration of the one-year period following the date of Termination as provided in Section 7(b)(4).

(4) Termination. If a Nonemployee Director’s Termination is for Cause, all Options granted to such Nonemployee Director shall be cancelled as of the effective date of such Termination. Upon Termination other than for Cause, all outstanding Options held by such Nonemployee Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date of Termination. If a Nonemployee Director’s Termination is by reason of death, all Options, to the extent exercisable, shall remain exercisable by the Nonemployee Director’s Beneficiary for a period of one year following the Nonemployee Director’s date of death. In no event, however, shall any Option be exercisable beyond ten years from its date of grant.

8. Restricted Stock.

Awards granted pursuant to this Section 8 shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.

(a) Restricted Stock. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance goals (including without limitation, the Performance Goals set forth in Exhibit A hereto) or such other factors as the Committee may determine, in its sole discretion, which comply with the requirements of Section 162(m) of the Code.

(b) Objective Performance Goals, Formulae or Standards. Notwithstanding the foregoing, if the Award of Restricted Stock is intended to comply with the “performance based” compensation exception under Section 162(m) of the Code and if the grant of such Award or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable number of shares of Restricted Stock to be granted or the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee in accordance with Section 162(m) of the Code, and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With respect to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The Performance Goals are set forth in Exhibit A hereto.

(c) Awards and Certificates. The prospective Participant selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(1) Purchase Price. Subject to the last sentence of Section 5(a), the purchase price for shares of Restricted Stock may be less than their par value and may be zero, to the extent permitted by applicable law.

(2) Acceptance. Awards of Restricted Stock must be accepted within a period of sixty (60) days (or such shorter period as the Committee may specify at grant) after the Award date, by executing a Restricted Stock Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.

(3) Certificates/Legend. Upon an Award of Restricted Stock, the Committee may, in its sole discretion, decide to either have the Company or other escrow agent appointed by the Committee hold the share certificates representing such shares of Restricted Stock in escrow or issue share certificates to the Participant. Regardless of whether the certificates are held in escrow or are given to Participants, each certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Foot Locker (the “Company”) 2007 Stock Incentive Plan (Amended and Restated as of May 21, 2014) and an Agreement entered into between the registered owner and the Company dated ________________. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(4) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Stock covered by such Award. The Company may determine in its sole discretion, to evidence such shares of Restricted Stock by uncertificated book entry.

(5) Restrictions. During a period set by the Committee commencing with the date of an Award of Restricted Stock (the “Restriction Period”), shares of Restricted Stock may not be sold, assigned, Transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, as set forth in the Award Agreement and such Award Agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock. Any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. Notwithstanding the foregoing, subject to Section 12(h) hereof, for Awards of Restricted Stock granted prior to May 21, 2014, no vesting limitation shall apply, and the Participant’s interest in such shares shall be fully vested, in the event of a Change in Control which occurs prior to the expiration of the vesting period set forth in the Award Agreement; and, subject to Section 12(h) hereof, for Awards of Restricted Stock granted on or after May 21, 2014 to a Participant other than a Nonemployee Director, no vesting limitation shall apply, and the Participant’s interest in such shares shall be fully vested, in the event that the Participant holding such Award of Restricted Stock incurs a Termination by the Company without Cause, or by the Participant for Good Reason, in either case occurring on a Change in Control or within twenty-four (24) months following such Change in Control. Within these limits, based on service, performance and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of such Award (including, without limitation, any deferral of dividends).

(6) Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Participant’s continuous employment with the Company shall terminate for any reason prior to the expiration of the Restriction Period of an Award, or to the extent any goals for the Restriction Period are not met, any shares of Stock remaining subject to restrictions shall thereupon be forfeited by the Participant and Transferred to, and reacquired by, Foot Locker at no cost to Foot Locker.

(7) Ownership. Except to the extent otherwise set forth in the Award Agreement, during the Restriction Period the Participant shall possess all incidents of ownership of such shares, subject to Section 8(c)(5), including the right to receive dividends with respect to such shares and to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee, in its sole discretion, as determined at the time of the Award, may permit or require the payment of dividends to be deferred. Notwithstanding anything to the contrary herein, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period with respect to a Restricted Stock Award that vests based upon the attainment of Performance Goals.

(8) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

9. Other Stock-Based Awards.

(a) Other Awards. Other Awards of Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Stock (“Other Stock-Based Awards”), including, without limitation, Awards valued by reference to performance of a subsidiary, may be granted either alone or in addition to or in tandem with Options, SARs or Restricted Stock.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Stock under such Awards upon the completion of a specified performance goal or period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals set forth on Exhibit A as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the vesting of such Other Stock-Based Awards based on a performance period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth on Exhibit A hereto.

(b) Terms and Conditions. Other Stock-Based Awards made pursuant to this Section 9 shall be subject to the following terms and conditions:

(1) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion. Notwithstanding the foregoing, (i) no dividends or dividend equivalents shall be paid on any Other Stock-Based Award for which the value thereof is based solely on the appreciation of the Stock and (ii) the payment of dividends and dividend equivalents shall be deferred until, and conditioned upon, the expiration of the vesting period with respect to an Other Stock-Based Award that vests based upon the attainment of Performance Goals. In the event that the dividend or dividend equivalent constitutes a nonqualified deferred compensation arrangement under Section 409A of the Code, it is intended that such dividend or dividend equivalent arrangement complies with Section 409A of the Code.

(2) Vesting. Any Award under this Section 9 and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(3) Waiver of Limitation. In the event of the Participant’s Retirement, Termination for Good Reason, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, to the extent consistent with Section 409A of the Code, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Section 9.

(4) Price. Stock issued on a bonus basis under this Section 9 may be issued for no cash consideration; Stock purchased pursuant to a purchase right awarded under this Section shall be priced as determined by the Committee, provided that any Other Stock-Based Award for which the value thereof is based solely on the appreciation of the Stock shall be priced at the Fair Market Value of the Stock on the date of grant.

(5) Term of Certain Awards. The term of any Other Stock-Based Award that is based solely on the appreciation of Stock shall be fixed by the Committee, provided that no such Other Stock-Based Award shall be exercisable more than ten (10) years after the date of grant.

10. Payment of Nonemployee Director’s Annual Retainer in Stock

(a) Mandatory Portion. For each calendar year commencing with the calendar year beginning January 1, 2007, each Nonemployee Director who is a director of the Company on or before the date of an annual meeting of shareholders in any calendar year shall receive a whole number of shares of Stock equal in value to 50 percent of his or her Annual Retainer payable for services as a director during such calendar year in lieu of payment of such percentage of such director’s Annual Retainer in cash. Such shares shall be issued to each such Nonemployee Director on the Stock Payment Date. Each such share of Stock shall be valued at the Fair Market Value on the last business day preceding the Stock Payment Date. Notwithstanding any other provision herein, the value of fractional shares shall be paid to the Nonemployee Director in cash.

(b) Elective Portion. For each calendar year commencing with the calendar year beginning January 1, 2007, each person who will be a Nonemployee Director on January 1 of such year may elect to receive, in addition to the mandatory stock portion of his or her Annual Retainer provided under (a) above, a whole number of shares of Stock equal in value (based on the Fair Market Value on the last business day preceding the Stock Payment Date) of up to the remaining 50 percent of his or her Annual Retainer in lieu of payment of such percentage in cash so that, if such election is exercised in full, 100 percent of his or her Annual Retainer would be paid in shares of Stock. Such election may be made in incremental amounts of five percent of the total Annual Retainer. Such shares shall be delivered to each Nonemployee Director on the Stock Payment Date. Notwithstanding any other provision herein, the value of fractional shares shall be paid to the Nonemployee Director in cash. Any such election shall be irrevocable and shall be made in writing no later than December 31 of the year preceding such year. Any such elections made by Nonemployee Directors under any prior plan of the Company for the calendar year beginning January 1, 2007 shall remain in effect under the Plan.

11. Deferral of Nonemployee Director’s Annual Retainer

(a) Deferral Election. During the term of the Plan, a Nonemployee Director may elect to defer all or any specified portion of the cash component of his or her Annual Retainer in the form of Deferred Stock Units or to have such amounts placed in an Interest Account. During the term of the Plan, a Nonemployee Director may also elect to defer all or part of the stock component of his or her Annual Retainer in the form of Deferred Stock Units. A Nonemployee Director’s election to defer his or her Annual Retainer hereunder pursuant to a Deferral Agreement is irrevocable and is valid only for the Plan Year following the election. If no new Deferral Agreement is timely executed and delivered with respect to any subsequent Plan Year, the Annual Retainer earned in such Plan Year shall not be deferred under the Plan. Once a Nonemployee Director designates the allocation of his or her Deferred Annual Retainer, the Nonemployee Director may not change the allocation. Any election made by a Nonemployee Director during 2006 to defer all or any portion of his or her 2007 Annual Retainer made under the Foot Locker 2002 Directors Stock Plan shall be transferred to the Plan and shall be governed by the terms of such deferral agreement.

(b) Timing and Manner of Deferral. Any election to defer all or a portion of the Annual Retainer, as provided in this Section 11, shall be made by the Nonemployee Director in writing on a Deferral Agreement and provided to the Secretary of the Company on or before the December 31 preceding the Plan Year in which the Annual Retainer is earned, and shall apply on a pro rata basis with respect to the entire amount of the Annual Retainer earned for such Plan Year, whenever payable. Any such election made by December 31 shall become effective on the following January 1.

(c) Book Entry of Deferred Fees. The amount of the Annual Retainer that is deferred shall be credited as a book entry to an Account in the name of the Nonemployee Director not later than the date such amount would otherwise be payable to the Nonemployee Director.

(d) Vesting.

(1) Interest Account. A Nonemployee Director’s Interest Account shall be fully vested at all times. Each Interest Account shall be the record of the cash amounts of the Annual Retainer deferred by the Nonemployee Director, together with interest thereon, is maintained solely for accounting purposes, and shall not require a segregation of any Company assets.

(2) Deferred Stock Units. A Nonemployee Director’s Deferred Stock Unit Account shall be fully vested at all times.

(e) Deferred Stock Units.

(1) Number. The number of Deferred Stock Units to be granted in connection with an election pursuant to Section 11(a) shall equal the portion of the Annual Retainer being deferred into Stock Units divided by the Fair Market Value on the scheduled payment date of the amount deferred or, in the case of the stock portion of the Annual Retainer, the Stock Payment Date.

(2) Deferred Stock Unit Account. A Deferred Stock Unit Account shall be established and maintained by the Company for each Nonemployee Director who elects to defer his or her Annual Retainer in the form of Deferred Stock Units under the Plan. As the value of each Deferred Stock Unit changes pursuant to Section 11(e), the Nonemployee Director’s Deferred Stock Unit Account shall be adjusted accordingly. Each Deferred Stock Unit Account shall be the record of the Deferred Stock Units acquired by the Nonemployee Director on each applicable acquisition date, is maintained solely for accounting purposes, and shall not require a segregation of any Company assets.

(3) Value. Each Deferred Stock Unit shall have an initial value that is equal to the Fair Market Value determined in accordance with Section 11(e)(1). Subsequent to such date of acquisition, the value of each Deferred Stock Unit shall change in direct relationship to changes in the value of a share of Stock as determined pursuant to a Valuation.

(4) Dividend Equivalents. In the event the Company pays dividends on the Stock, dividend equivalents shall be earned on Deferred Stock Units acquired under the Plan. Such dividend equivalents shall be converted into an equivalent amount of Deferred Stock Units based upon the Valuation of a Deferred Stock Unit on the date the dividend equivalents are converted into Deferred Stock Units. The converted Deferred Stock Units will be fully vested upon conversion.

(5) Amount of Payout. Subject to Section 11(f)(2), the payout of the amount in the Nonemployee Director’s Deferred Stock Unit Account shall be made in a lump sum in Stock. The number of shares of Stock to be so distributed to the Nonemployee Director shall equal the number of Stock Units then in his or her Deferred Stock Unit Account.

(f) Distribution.

(1) Upon the first business day of the month coincident with or next following the end of the Deferral Period (or as soon as administratively feasible thereafter), the Nonemployee Director shall receive a cash lump sum distribution equal to any balance of the Deferred Annual Retainer allocated to his or her Interest Account, as calculated on the Valuation Date, plus a distribution in shares of Stock equal to the value of the balance of the Deferred Annual Retainer allocated to his or her Deferred Stock Unit Account, based on the Fair Market Value on the Valuation Date.

(2) In the event the Nonemployee Director elected in his Deferral Agreement to receive the distribution from his or her Deferred Stock Unit Account in the form of three annual installments, the first such installment will be paid on the first business day of the month coincident with or next following the end of the Deferral Period (or as soon as administratively feasible thereafter) and the remaining two payments will be paid on the first and second anniversaries of the first installment payment date, respectively. The amount of each installment payment, including the number of shares to be distributed with respect to the Deferred Stock Unit Account, shall be frozen as of the date of distribution of the first installment payment, so that the Nonemployee Director’s balance in his or her Account shall not be subject to increase or decrease.

(g) Death. If a Nonemployee Director dies prior to receiving the total amount of his or her Account, the unpaid portion of his or her Account shall be paid to the Nonemployee Director’s Beneficiary upon the first business day of the month coincident with or next following the Nonemployee Director’s death (or as soon as administratively feasible thereafter). If the Administrator is in doubt as to the right of any person to receive any amount, the Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Administrator and the Company therefor.

(h) No Transfer of Deferred Annual Retainer. A Nonemployee Director shall have no right to transfer all or any portion of his or her Deferred Annual Retainer between the Interest Account and the Deferred Stock Unit Account.

(i) Employee Directors. If a Nonemployee Director becomes an employee of the Company, he or she may not make any future deferrals under the Plan and the Nonemployee Director’s Deferral Agreement shall terminate. Amounts already deferred under the Plan shall continue to be deferred until such employee incurs a “separation of service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, if such employee is a Key Employee, payment of amounts deferred hereunder shall be delayed in accordance with the requirements of Section 409A of the Code until the day immediately following the six month anniversary of such employee’s “separation from service.”

(j) Cessation of Future Deferrals. The Board may direct at any time that Nonemployee Directors shall no longer be permitted to make future deferrals of Annual Retainer Fees under the Plan.

(k) Rights of Nonemployee Directors; No Funding Obligation. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, among the Company and any Nonemployee Director or his or her Beneficiary, or any other persons. Funds allocated to a Deferred Stock Unit Account or an Interest Account established by the Company in connection with the Plan shall continue to be a part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Nonemployee Director or his or her Beneficiary. If and to the extent that any Nonemployee Director or his or her executor, administrator, or other personal representative or Beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Company may, in its sole discretion, establish a “rabbi trust” to pay amounts payable hereunder. If the Company decides to establish any accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company establishes a rabbi trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

12. General Provisions.

(a) Plan Provisions Control. A Participant shall not be entitled to, and the Company shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred under the Plan, except as provided in the Plan.

(b) Compliance with Legal Requirements. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

(c) Nontransferability. No Award shall be Transferred by the Participant otherwise than by will or by the laws of descent and distribution. All Awards shall be exercisable, during the Participant’s lifetime, only by the Participant. No Award shall, except as otherwise specifically provided by law or herein, be Transferred in any manner, and any attempt to Transfer any such Award shall be void, and no such Award shall in any manner be used for the payment of, subject to, or otherwise encumbered by or hypothecated for the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter, that a Nonqualified Stock Option that is otherwise not

Transferable pursuant to this Section 12(c) is Transferable to a “family member” (as such term is defined in Form S-8 of the Securities Act of 1933) in whole or part and in such circumstances, and under such conditions, as specified by the Committee.

(d) No Right to Continued Employment. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(e) Withholding Taxes. Where a Participant or other person is entitled to receive shares of Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares, or otherwise upon the grant, vesting, exercise or disposition of shares pursuant to an Option or Award.

Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Stock or cash otherwise payable to such Participant (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total minimum statutorily required withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant’s election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable once it is made.

(f) Amendment and Termination of the Plan. Notwithstanding any other provision of the Plan, the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires shareholder approval under applicable New York law or in order for the Plan to continue to comply with Rule 16b-3, Section 162(m) of the Code, or applicable stock exchange requirements shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan. Notwithstanding any other provision of the Plan to the contrary, unless such action is approved by the shareholders of the Company, (i) the terms of outstanding Options and SARs shall not be amended to reduce the exercise price thereof and (ii) outstanding Options and SARs shall not be replaced or canceled (where prior to the replacement, reduction or cancellation the exercise price equals or exceeds the fair market value of the shares of Stock underlying such Awards) in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, in each case, other than adjustments or substitutions in accordance with Section 5.

The power to grant Options under the Plan will automatically terminate ten years after the earlier of the adoption of the Plan by the Board and the approval of the Plan by the shareholders, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards shall, extend beyond that date; provided that no Award (other than an Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the later of the shareholder approval of (i) the Plan as amended on May 19, 2010 or (ii) the Plan as amended and restated as of May 21, 2014, unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders approve the Performance Goals set forth on Exhibit A.

Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law.

(g) Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code and any procedure set by the Company), any Awards subject to Section 409A of the Code payable to such Participant as a result of separation from service shall be paid on the first business day following the six (6) month anniversary of the date of the Participant’s separation from service, or, if earlier, the date of the Participant’s death.

(h) Change in Control. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award granted on or after May 21, 2014 to a Participant other than a Nonemployee Director that is continued, assumed or substituted upon a Change in Control in accordance with Section 12(h)(1) hereof, if a Participant holding such Award incurs a Termination by the Company without Cause, or by the Participant for Good Reason, in either case occurring on a Change in Control or within twenty-four (24) months following such Change in Control (a “Qualifying Termination”), then unless the Committee determines otherwise at the time of grant pursuant to an Award Agreement or other arrangement or plan granting such Award, upon such Qualifying Termination: (i) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Qualifying Termination shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant; (ii) all restrictions with respect to shares of Restricted Stock shall lapse, and such shares shall be fully vested and nonforfeitable; and (iii) with respect to Other Stock-Based Awards, any performance periods or goals outstanding at the time of a Qualifying Termination shall be deemed to have been attained or any restrictions outstanding at the time of a Qualifying Termination shall lapse. Unless the Committee determines otherwise at the time of grant pursuant to an Award Agreement or other arrangement or plan granting such Award, with respect to any Award granted on or after May 21, 2014 to a Participant other than a Nonemployee Director that is not continued, assumed or substituted upon a Change in Control in accordance with Section 12(h)(1) hereof, and with respect to any Award granted to a Nonemployee Director at any time and any Award granted to a Participant prior to May 21, 2014, upon a Change in Control: (i) all Options and freestanding SARs granted under the Plan that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the date of grant; (ii) all restrictions with respect to shares of Restricted Stock shall lapse, and such shares shall be fully vested and nonforfeitable; and (iii) with respect to Other Stock-Based Awards, any performance periods or goals outstanding at the time of a Change in Control shall be deemed to have been attained or any restrictions outstanding at the time of a Change in Control shall lapse.

Upon a Change in Control, a Participant’s Awards shall be treated in accordance with one of the following methods (or any combination thereof) as determined by the Committee in its sole discretion:

(1) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor in accordance with Section 5(e) hereof or be treated in accordance with Section 5(g) hereof, as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto), and for purposes of Nonqualified Stock Options, such adjustment shall be made in accordance with Treasury Regulation § 1.409A-1.

(2) The Committee, in its sole discretion, may provide for the purchase of any Awards (whether or not then vested) by the Company (or the cancellation and extinguishment thereof with payment pursuant to the terms of a merger agreement entered into by the Company) for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Stock covered by such Awards, over the aggregate exercise price of such Awards. “Change in Control Price” shall mean the highest price per share of Stock paid in any transaction related to a Change in Control of the Company.

(3) The Committee may, in its sole discretion, provide for the cancellation of any particular Award or Awards (whether or not then vested) without payment, if the Change in Control Price is less than the Fair Market Value of such Award(s) on the date of grant.

(4) Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may provide for accelerated vesting or lapsing of restrictions of any Award at any time.

(i) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Stock certificate to him for such shares.

(j) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(k) No Fractional Shares. Except with respect to fractional shares resulting from any adjustment in Awards pursuant to Section 5, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award.

(l) Legend. The Committee may require each person purchasing shares pursuant to an Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange

Commission, any stock exchange upon which the Stock is then listed or any national securities association system upon whose system the Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(m) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(n) Listing and Other Conditions.

(1) As long as the Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Stock pursuant to an Option or other Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(2) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Stock pursuant to an Option or other Award is or may in the circumstances be unlawful, result in the violation of any regulations of any governmental authority or any national securities exchange, or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful, will not result in the violation of any regulations of any governmental authority or any national securities exchange, or will not result in the imposition of excise taxes.

(3) Upon termination of any period of suspension under this Section, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

(o) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

(p) Effective Date. The Initial Plan was originally adopted by the Board in its resolution adopting the Initial Plan on March 31, 2007 and was thereafter approved by the shareholders of the Company on May 30, 2007. The Plan was thereafter amended and restated as of May 19, 2010. The Board subsequently approved this amendment and restatement of the Plan in the form set forth herein (the “Amended and Restated Plan”) subject to, and to be effective upon, the requisite approval of the shareholders of the Company at Foot Locker’s 2014 annual shareholders’ meeting to be held on May 21, 2014. If the Amended and Restated Plan is not so approved by the shareholders, all provisions of the Plan in effect prior to May 21, 2014 shall remain effective.

(q) Death. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the Transfer of an Option. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

(r) Interpretation. The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

(s) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

(t) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

EXHIBIT A

PERFORMANCE GOALS

1.	Performance goals established for purposes of the grant, vesting or payment of Awards of Restricted Stock and/or Other Stock-Based Awards, each intended to be “performance-based” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”) with respect to Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker):

(a)	the attainment of certain target levels of, or percentage increase in, consolidated net income;

(b)	the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;

(c)	the attainment of certain target levels of, or percentage increase in, pre-tax profit;

(d)	the attainment of certain target levels of, or a percentage increase in, after-tax profits;

(e)	the attainment of certain target levels of, or a specified increase in, operational cash flow;

(f)	the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, bank debt or other long-term or short-term public or private debt or other similar financial obligations, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(g)	the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(h)	the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization;

(i)	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity; or

(j)	the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue.

2.	To the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence which the Committee determines should be appropriately excluded or adjusted, including without limitation:

(a)	restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)	any acquisition or divestiture of an operating business during the Plan Year or performance period;

(c)	any impairment charges taken under relevant accounting rules;

(d)	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(e)	a change in tax law or accounting standards required by generally accepted accounting principles.

3.	Performance goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion.

4.	In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.